Exhibit 23.1

Consent of independent registered public accounting firm.

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-238243) and Form S-8 (No. 333-238260, No. 333-231568 and No. 333-227289) of Banco Santander, S.A. of our report dated February 26, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 51, as to which the date is April 14, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 6-K.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain
April 14, 2021